EXHIBIT 99.1

Financial Contact: Dawn Morse IDT Investor Relations Phone: (408) 284-6515 E-mail: dawn.morse@idt.com	Press Contacts: Phil Bourekas IDT Worldwide Marketing Phone: (408) 284-8200 E-mail: phil.bourekas@idt.com	Brad Langley Porter Novelli Phone: (408) 369-4600 ext. 636 E-mail: brad.langley@porternovelli.com

IDT AND ICS EXPECT TO CLOSE MERGER TODAY

Company Will Discuss Status of Integration and Fiscal Q2 Outlook

During September 19, 2005 Conference Call

SAN JOSE, Calif., September 16, 2005 — Integrated Device Technology, Inc. (“IDT”, Nasdaq: IDTI), a leading communications IC company, and Integrated Circuit Systems, Inc.; (“ICS”, Nasdaq ICST), a leading timing solutions IC company, announced that they expect the close of their merger to occur by the end of the day, today.

“This merger represents an important step in the transformation of IDT,” said Greg Lang, president and chief executive officer of IDT. “We provide our customers with a broad range of vital solutions, utilizing advanced timing, switching, buffering, and packet-processing technologies. The combination of ICS’s leadership position in clocks and IDT’s success in the communications market provides our combined customer base with a full suite of leadership solutions to today’s challenging system design problems. Furthermore, we expect to achieve significant operating and manufacturing cost synergies as a combined company.”

“We are excited about the pending close of the merger,” said Hock Tan, president and chief executive officer of ICS. “Our customers and shareholders should experience significant benefits from the merger of these two strong companies. We are now quickly moving to the implementation and integration phase.”

IDT will hold a conference call on September 19, 2005 at 5:30 a.m. (PDT) to update its investors on the integration and fiscal Q2 guidance for the combined company. IDT will hold its fiscal Q2 earnings call on November 8, 2005 at 1:30 p.m. (PDT).

Webcast and Conference Call Information

Investors can listen to a live or replay Webcast of the Company’s post-close conference call at www.IDT.com. The live Webcast begins at 5:30 a.m. PDT on September 19, 2005. The Webcast replay will be available after 10:30 a.m. PDT on September 19 through September 26, 2005. A taped telephone replay of the conference call will be available on September 19, 2005 beginning at 9:00 a.m. PDT by calling (800) 475-6701 or (320) 365-3844 and will be accessible until 11:59 p.m. PDT on September 26, 2005. The access code is 796124. Investors can also listen to the live call at 5:30 a.m. PDT on September 19, 2005 by calling (866) 254-5942 or (612) 332-1213.

Investor Information

IDT stock is traded on the Nasdaq Stock Market® under the symbol “IDTI.” The Company is included in the S&P 1000, which is a combination of the S&P MidCap 400 and S&P SmallCap 600 Indices, and is also part of the S&P SuperComposite 1500, which combines the S&P 500, MidCap 400, and SmallCap 600. Additional information about IDT is accessible at www.IDT.com. The merged company will continue to trade under the IDTI symbol.

About IDT

IDT is a global leader in semiconductor solutions for advanced network services. IDT serves communications equipment vendors by applying its advanced hardware, software and memory technologies to create flexible, highly integrated products that enhance the functionality and processing of network equipment. IDT accelerates innovation with products such as network search engines (NSEs), flow-control management (FCM) ICs and its commitment to and products for standards-based serial switching. The portfolio also comprises products optimized for communications applications, including telecom products, FIFOs, multi-ports, and timing solutions. In addition, the product mix includes high-performance digital logic and high-speed SRAMs to meet the requirements of leading communications companies.

About ICS

ICS established recognition as a world leader in the design, development, and marketing of silicon timing devices for communications, networking, computing, and digital multimedia applications. ICS has been headquartered in Norristown, Pa., with key facilities in San Jose, Calif.; Tempe, Ariz.; Worcester, Mass.; and Singapore. For more information, visit the ICS web site at www.icst.com.

Safe Harbor Statement

This release contains, in addition to statements of historical fact, certain forward-looking statements. These forward-looking statements relate to the merger and the combined company and involve risk and uncertainty. Actual results could differ from those currently anticipated due to a number of factors, including those mentioned in documents filed with the SEC by both IDT and ICS. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Factors that could cause results to differ from expectations include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; transaction costs; the level of market demand for the products of the companies; competitive pressures; economic conditions in the U.S. and other countries where the companies operate; information technology spending; technological obsolescence; industry competition; and other specific factors discussed in the IDT and ICS’s most recent Annual Reports on Form 10-K and the IDT and ICS’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. IDT and ICS assume no responsibility to update any forward-looking statements as a result of new information or future developments.

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